Exhibit 99.1

La Rosa Reports 154% Year-Over-Year Increase in Revenue to $19.1 Million for the Second Quarter of 2024

Successfully Acquires Eleven Brokerages Since Company’s IPO in October 2023

Residential Real Estate Services Revenue Increased 237% to $15.9 Million in Q2 2024 vs Q2 2023

Celebration, FL / August 16, 2024 / – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a holding company for five agent-centric, technology-integrated, cloud-based, multi-service real estate segments, today provided a business update and reported financial results for the second quarter ended June 30, 2024.

Key Financial Highlights

●	Total revenue increased 154% year-over-year to $19.1 million for the second quarter ended June 30, 2024 from $7.5 million for the second quarter ended June 30, 2023

●	Residential real estate services revenue increased $11.1 million to $15.9 million, or 237%, for the second quarter ended June 30, 2024 from $4.7 million for the second quarter ended June 30, 2023

●	Property management revenue increased by approximately $375 thousand to $2.8 million, or 16%, for the second quarter ended June 30, 2024 from $2.4 million for the second quarter ended June 30, 2023

●	Total revenue increased 138% year-over-year to $32.1 million for the six months ended June 30, 2024 from $13.5 million for the six months ended June 30, 2023

●	Residential real estate services revenue increased $18.1 million to $26.1 million, or 226%, for the six months ended June 30, 2024 from $8.0 million for the six months ended June 30, 2023

●	Property management revenue increased by approximately $645 thousand to $5.3 million, or 14%, in the six months ended June 30, 2024 from $4.7 million for the six months ended June 30, 2023

Q2 2024 Operational Achievements and Subsequent Events

●	Acquired five real estate brokerage franchisees in the first six months of 2024 fiscal year

●	Announced an intent to acquire Nona Title Agency LLC DBA Red Door Title

●	Announced its plan to create new revenue stream by white labeling its proprietary AI system ‘JAEME’ to support real estate agents

●	Achieved historic milestone with over 200 agents onboarded in June

●	Announced an intent to acquire Celebration Corporate Center LLC along with its commercial real estate

Joe La Rosa, CEO of the Company, commented, “In the first half of 2024, we successfully acquired five real estate brokerage franchisees, building on the six acquisitions made in the fourth quarter of 2023. This contributed to the 154% year-over-year increase in revenue for Q2 2024 compared to the same period in 2023. At the same time, we are progressing with several potentially transformative strategic transactions, including Red Door Title and Celebration Corporate Center. Acquiring Red Door Title would enable us to broaden our service offerings, enhancing value for our agents and their clients. By integrating Red Door Title’s operations, we aim to create additional revenue streams, boost revenue per transaction, and provide our agents with new tools to effectively compete and succeed in the market. With the planned acquisition of Celebration Corporate Center, we plan to expand LRPM into the commercial real estate sector, aligning with our growth objectives and diversifying our portfolio by tapping into new market opportunities. This move will allow us to leverage our property management expertise to deliver exceptional value and service to a broader range of clients. We anticipate that properties under management will continue growing throughout the year and expect the annual growth rate to be at least approximately 30%. Looking ahead, we aim to further enhance our offerings, drive new revenue streams, and expand our market presence across the U.S. through additional value-added services, acquisitions, or joint ventures.

“We continue to grow our agent count and reached a historic milestone by onboarding over 200 agents in June. We attribute our impressive growth to our unique, innovative, and agent-friendly revenue share model. We believe that this approach disrupts traditional revenue share models in the real estate industry by enabling agents to earn revenue immediately and without restrictions. If our planned acquisitions are consummated by the end of this year, we expect to surpass 4,000 agents, marking a 62% increase since going public in October 2023. With our acquisition strategy and expanding agent base, we anticipate reaching an annualized revenue run rate of $100 million by the end of 2024, with profitability expected in 2025, assuming that all of our planned acquisitions are consummated before the end of 2024,” concluded Mr. La Rosa.

The closings of the acquisitions mentioned in this press release are subject to, and contingent upon, the parties entering into their respective definitive agreements. There can be no assurances that these acquisitions will be consummated.

Financial Results

Total revenue for the second quarter ended June 30, 2024, was $19.1 million compared to $7.5 million for the second quarter ended June 30, 2023. Residential real estate services revenue increased $11.1 million to $15.9 million, or 237%, in the second quarter ended June 30, 2024, from $4.7 million for the second quarter ended June 30, 2023. The increase was driven by $12.2 million of revenue from the six acquisitions completed in the fourth quarter of fiscal year 2023 and the five acquisitions completed in the first half of fiscal year 2024, offset by a 17% decrease in total transaction volume. We increased our transaction fee, monthly agent fee, and annual fee effective September 1, 2023, which, if volume returns to 2023 levels, real estate brokerage services revenue, excluding incremental acquisition revenue, will increase in 2024. Selling, general and administrative costs, excluding stock-based compensation, for the second quarter ended June 30, 2024, were approximately $3.0 million, compared to $952 thousand for the second quarter ended June 30, 2023. A portion of this increase was driven by $666 thousand of additional costs from the eleven acquisitions we completed since the Company’s IPO in October 2023 in addition to increased payroll and benefits, insurance and training, and public company costs in connection with the IPO, compared to the same period in 2023. Net loss was $2.3 million, or $(0.16) basic and diluted loss per share, for the second quarter ended June 30, 2024, compared to net loss of $403 thousand, or $(0.07) basic and diluted loss per share, for the second quarter ended June 30, 2023.

Total revenue for the six months ended June 30, 2024, was $32.1 million compared to $13.5 million for six months ended June 30, 2023. Residential real estate services revenue increased $18.1million to $26.1 million, or 226%, in the six months ended June 30, 2024, from $8.0 million for the six months ended June 30, 2023. The increase was driven by $19.7 million of revenue from the six acquisitions completed in the fourth quarter of fiscal year 2023 and the five acquisitions completed in the first half of fiscal year 2024, offset by a 27% decrease in total transaction volume. Selling, general and administrative costs, excluding stock-based compensation, for the six months ended June 30, 2024, were $5.5 million, compared to $1.9 million for the six months ended June 30, 2023. A portion of this increase was driven by $1.3 million of additional costs from the eleven acquisitions we completed since the Company’s IPO in October 2023 in addition to increased payroll and benefits, insurance and training, and public company costs in connection with the IPO, compared to the same period in 2023. Net loss was $6.9 million, or $(0.50) basic and diluted loss per share, for the six months ended June 30, 2024, compared to net loss of $1.4 million, or $(0.23) basic and diluted loss per share, for the six months ended June 30, 2023.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is disrupting the real estate industry by offering agents a choice between a revenue share model or an annual fee-based model with 100% agent commissions. Leveraging its proprietary technology platform, La Rosa empowers agents and franchisees to deliver top-tier service to their clients. The Company provides both residential and commercial real estate brokerage services and offers technology-based products and services to its sales agents and franchise agents.

La Rosa’s business model is structured around internal services for agents and external services for the public, including residential and commercial real estate brokerage, franchising, real estate brokerage education and coaching, and property management. The Company has 22 La Rosa Realty corporate real estate brokerage offices and branches located in Florida, California, Texas, and Georgia. The Company also has 15 La Rosa Realty franchised real estate brokerage offices and branches and two affiliated real estate brokerage offices in the United States and Puerto Rico.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to consummate acquisitions described above in this press release, to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other reports and documents that we file from time to time with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

(Tables follow)

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(unaudited)	(audited)
Assets
Current assets:
Cash	$1,551,135	$959,604
Restricted cash	1,767,107	1,484,223
Accounts receivable, net of allowance for credit losses of $126,595 and $83,456, respectively	898,085	826,424
Total current assets	4,216,327	3,270,251

Noncurrent assets:
Property and equipment, net	12,180	14,893
Right-of-use asset, net	1,107,751	687,570
Intangible assets, net	5,844,654	4,632,449
Goodwill	7,514,169	5,702,612
Other long-term assets	32,285	21,270
Total noncurrent assets	14,511,039	11,058,794
Total assets	$18,727,366	$14,329,045
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,842,326	$1,147,073
Accrued expenses	366,907	227,574
Contract liabilities	120,766	—
Derivative liability	317,400	—
Advances on future receipts	447,801	77,042
Accrued acquisition cash consideration	225,000	300,000
Notes payable, current	1,798,166	4,400
Lease liability, current	459,122	340,566
Total current liabilities	5,577,488	2,096,655

Noncurrent liabilities:
Note payable, net of current	645,294	615,127
Security deposits payable	1,767,107	1,484,223
Lease liability, noncurrent	670,032	363,029
Other liabilities	2,950	2,950
Total non-current liabilities	3,085,383	2,465,329
Total liabilities	8,662,871	4,561,984

Stockholders’ equity:
Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock - $0.0001 par value; 250,000,000 shares authorized; 15,134,647 and 13,406,480 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1,513	1,341
Additional paid-in capital	23,715,067	18,016,400
Accumulated deficit	(19,026,624)	(12,107,756)
Total stockholders’ equity – La Rosa Holdings Corp. shareholders	4,689,956	5,909,985
Noncontrolling interest in subsidiaries	5,374,539	3,857,076
Total stockholders’ equity	10,064,495	9,767,061
Total liabilities and stockholders’ equity	$18,727,366	$14,329,045

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$19,051,420	$7,486,720	$32,140,319	$13,528,356

Cost of revenue	17,465,109	6,819,485	29,392,011	12,233,411

Gross profit	1,586,311	667,235	2,748,308	1,294,945

Operating expenses:
Sales and marketing	212,608	101,893	445,335	193,271
General and administrative	2,740,156	850,477	5,062,011	1,733,738
Stock-based compensation — general and administrative	473,972	4,986	3,665,110	74,300
Total operating expenses	3,426,736	957,356	9,172,456	2,001,309

Loss from operations	(1,840,425)	(290,121)	(6,424,148)	(706,364)
Other income (expense)
Interest expense, net	(78,607)	(48,406)	(98,859)	(140,539)
Amortization of debt discount	(264,101)	(82,274)	(320,104)	(674,894)
Change in fair value of derivative liability	(83,100)	17,306	(88,100)	128,784
Other income, net	—	1	—	568
Loss before provision for income taxes	(2,266,233)	(403,494)	(6,931,211)	(1,392,445)
Benefit from income taxes	—	—	—	—
Net loss	(2,266,233)	(403,494)	(6,931,211)	(1,392,445)
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	53,839	—	(12,343)	—
Net loss after noncontrolling interest in subsidiaries	(2,320,072)	(403,494)	(6,918,868)	(1,392,445)
Less: Deemed dividend	—	—	230,667	—
Net loss attributable to common stockholders	$(2,320,072)	$(403,494)	$(7,149,535)	$(1,392,445)

Loss per share of common stock attributable to common stockholders
Basic and diluted	$(0.16)	$(0.07)	$(0.50)	$(0.23)

Weighted average shares used in computing net loss per share of common stock attributable to common stockholders
Basic and diluted	14,863,934	6,004,000	14,268,294	6,003,293

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